Exhibit 4.5

FOURTH FORBEARANCE AND MODIFICATION AGREEMENT

This Fourth Forbearance and Modification Agreement (this “Agreement") is made as of August 12, 2014 by and among Ranor, Inc., a Delaware corporation, having a place of business and mailing address of 1 Bella Drive, Westminster, MA 01473-1058  (the “Borrower”), TechPrecision Corporation, a Delaware corporation, having a place of business and mailing address of 3477 Corporate Parkway - Suite 140, Center Valley, PA 18034 (the "Guarantor”) and Santander Bank, N.A. (formerly known as Sovereign Bank), a national banking association, with a place of business at 75 State Street, Boston, MA 02109 (the "Lender").

Reference is hereby made to the following documents relating to the issuance of certain Massachusetts Development Finance Agency Revenue Bonds (hereinafter collectively referred to as the “Loan Documents”) by and among the Borrower and the Guarantor (collectively, the "Obligors") and the Lender, including, without limitation, the following:
a. A certain Bond Purchase Agreement among the Lender, the Obligors and Massachusetts Development Finance Agency dated on or about December 30, 2010;
b. Massachusetts Development Finance Agency Revenue Bonds, Ranor Issue, Series 2010A, in the principal amount of $4,250,000.00 (the “Bonds”);
c. A certain Mortgage, Loan and Security Agreement among the Lender, the Borrower and Massachusetts Development Finance Agency, recorded with the Worcester County Registry of Deeds at Book 7331, Page 96 (the “Mortgage”);
d. A certain Collateral Assignment of Leases and Rents among the Lender and the Borrower, recorded with the Worcester County Registry of Deeds at Book 7331, Page 178;
e. A certain Guaranty executed by the Guarantor dated on or about December 30, 2010;
f. A certain ISDA 2002 Master Agreement, and confirmations of trades issued thereunder (the “Swap Agreement”);
g. A certain Forbearance and Modification Agreement dated on or about January 16, 2014;
h. A certain Depository Account, Security and Pledge Agreement dated May 30, 2014 respecting Account Number 2771763737 (the “Collateral Account”);
i. A certain Forbearance and Modification Agreement dated May 30, 2014; and
j. A certain Forbearance and Modification Agreement dated July 1, 2014 (the “Third Forbearance Agreement”).

The Obligors acknowledge and agree that as a result of the Borrower’s failure to pay its indebtedness to the Lender arising under the Loan Documents on or before the Forbearance Termination Date specified in the Third Forbearance Agreement, all such indebtedness is due and payable in full.  The Borrower acknowledges and agrees that the Lender has no obligation to make additional loans or otherwise extend credit to the Borrower under the Loan Documents or otherwise.  The Borrower has requested that the Lender forbear from exercising its rights and remedies under the Loan Documents, and the Lender agrees to do so until the Forbearance Termination Date (as hereinafter defined) upon the following terms and conditions:

1 Ratification of Existing Agreements.
1.1 All of the Obligors' obligations, indebtedness and liabilities to the Lender as evidenced by or otherwise arising under the Loan Documents and this agreement (the “Indebtedness”), except as otherwise expressly modified in this Agreement upon the terms set forth herein and therein, are, by the Obligors' execution of this Agreement, ratified and confirmed in all respects by the Obligors. By the Obligors' execution of this Agreement, the Obligors represent and warrant that no counterclaim, right of set-off or defense of any kind exists or is outstanding with respect to the Indebtedness.
1.2 As of August 12, 2014, the aggregate principal amount of the Indebtedness is equal to $1,482,677.77, plus accrued but unpaid interest, early termination fees payable in accordance with the terms of the Swap Agreement, and any other costs or fees incurred under the Loan Documents or this Agreement.

1.3 The entire amount of the Indebtedness is immediately due and payable to the Lender without defense, counterclaim or offset.

2 Forbearance Obligations.
2.1 Subject to the satisfaction of the condition precedent set forth below , the Lender agrees to forbear from accelerating the payment the Indebtedness and instituting proceedings to enforce its rights and remedies under the Loan Documents until that date (the "Forbearance Termination Date") which is defined as the earliest to occur of:
2.1.1 September 30, 2014;
2.1.2 an Event of Default under the Loan Documents (other than those Events of Default now existing, any existing defaults not having been waived hereunder);
2.1.3 the failure of the Obligors to comply with the terms of this Agreement;
2.1.4 the initiation of any federal or state bankruptcy, insolvency or similar proceeding by or against the Obligors;
2.1.5 the commencement of litigation or legal proceedings by the Obligors against the Lender or any of its affiliates; or
2.1.6 the failure of the Obligors to comply with any term or condition of any other agreement, document or instrument evidencing any other indebtedness to the Lender.
2.2 Upon the termination of the Lender's forbearance obligations hereunder, the Lender shall be free in its sole and absolute discretion to proceed to enforce any or all of its rights and remedies under or in respect of the Loan Documents and applicable law.  All of the Obligors' obligations and liabilities to the Lender hereunder (including without limitation the Obligors' payment obligations) shall survive the Forbearance Termination Date, and all of such obligations are secured under the Loan Documents and any other documents, instruments or agreements pursuant to which the Obligors may, from time to time, grant to the Lender collateral security for the Obligors' obligations to the Lender.

3 Condition Precedent.  The Lender's forbearance obligations hereunder shall be subject to, and shall not be effective or enforceable until the satisfaction of the condition precedent that the Borrower shall have paid:
3.1  the installment of principal of the Bonds due on August 1, 2014 in the amount of $17,708.33, plus interest; and
3.2 the Forbearance Fee of $30,000.00 required under the Third Forbearance Agreement.

4 Interest.
4.1 Notwithstanding anything to the contrary set forth in the Loan Documents, the outstanding principal amounts owing from the Borrower to the Lender pursuant to the Bonds shall bear interest commencing August 1, 2014 at an interest rate per annum equal to: sixty-five percent (65%) of the sum of (a) one month LIBOR; plus, (b) 6.75%.  Interest shall continue to be payable at the times and in the manner set forth in the Loan Documents.
4.2 Notwithstanding any provisions of the Loan Documents to the contrary, upon the occurrence of the Forbearance Termination Date the outstanding principal balance of the Bonds shall bear interest at an interest rate per annum equal to: sixty five percent (65%) of the sum of (a) one month LIBOR; plus, (b) 16.0%.

5 Financial Reports.  The Borrower shall continue to provide to the Lender all financial reports and other information required to be provided under the Loan Documents.  In addition:
5.1 On August 15, 2014, and on each Friday thereafter, the Borrower will furnish to the Lender a rolling thirteen week cash flow projection in a form satisfactory to the Lender.
5.2 At the request of the Lender made from time to time, the Obligors shall cause to be delivered to the Lender appraisals and environmental site assessments of all real property owned by the Borrower.  Such appraisals and site assessments shall be performed by professionals satisfactory to the Lender, in form, substance and scope satisfactory to the Lender, and undertaken at the Obligors' sole expense.

5.3  The Borrower shall permit the Lender and its agents to enter upon the Borrower's premises for the purpose of conducting a collateral audit, to inspect its books and records, to make extracts therefrom and to discuss the Borrower's affairs with the employees, agents and officers, at the Borrower's expense.
5.4 The Obligors shall at any time or from time to time execute and deliver such further instruments, and take such further action as the Lender may reasonably request, in each case further to effect the purposes of this Agreement and the Loan Documents.

6 Covenants.  Without any prejudice or impairment whatsoever to any of the Lender's rights and remedies contained in the Loan Documents, the Obligors covenant and agree with the Lender as follows:
6.1 The Borrower will pay an installment of principal of the Bonds on September 1, 2014 in the amount of $17,708.33, plus interest at the rate set forth herein.
6.2 The Borrower will retain a management consultant acceptable to Lender (the “Consultant”) no later than August 25, 2014 and the engagement of the Consultant will begin no later than August 29, 2014.
6.3 Notwithstanding anything to the contrary set forth in any of the Loan Documents, the Obligors agree to terminate the Swap Agreement and to pay in full in cash the Indebtedness on the Forbearance Termination Date.
6.4 The Obligors shall comply and continue to comply with all of the terms, covenants and provisions contained in the Loan Documents, except as such terms, covenants and provisions are expressly modified by this Agreement upon the terms set forth herein.
6.5 The Loan Agreement is hereby amended by deleting therefrom Section 5.10(a), and substituting therefor the words, “Intentionally omitted.”
6.6 The Loan Agreement is hereby amended by deleting therefrom Section 5.10(b), and substituting therefor the words, “Intentionally omitted.”

7 Collateral Account.  In the Lender’s discretion, the Lender may make funds in the Collateral Account available to the Borrower to enable the Borrower to pay ordinary and necessary expenses incurred in the ordinary course of business.

8 Forbearance Fee.  The Borrower shall pay to the Lender a non-refundable forbearance fee equal to $30,000.00 (the "Forbearance Fee"), which shall be deemed fully earned by the Lender upon the execution hereof.  The Forbearance Fee shall be paid in installments, as follows: a first installment in the amount of $15,000.00 payable on September 1, 2014; and, a second installment in the amount of $15,000.00 on the Forbearance Termination Date.  In the event that the Indebtedness is paid in full on or before the date on which any installment of the Forbearance Fee is due, any remaining installments of the Forbearance Fee shall be waived by the Lender.  The Forbearance Fee provided for herein is in addition to the Forbearance Fee required under the terms of the Third Forbearance Agreement.

9 Expenses.  The Obligors agree to pay to the Lender upon demand (a) an amount equal to any and all out-of-pocket costs or expenses (including legal fees and disbursements) incurred or sustained by the Lender in connection with the preparation of this Agreement and all related matters and (b) from time to time after the Forbearance Termination Date, any and all out-of-pocket costs or expenses (including legal fees and disbursements and reasonable consulting, accounting, appraisal and other similar professional fees and expenses) hereafter incurred or sustained by the Lender in connection with the administration of credit extended by the Lender to the Borrower or the preservation of or enforcement of any rights of the Lender under this Agreement and the Loan Documents or in respect of any of the Obligors' other obligations to the Lender.

10 Partial Payment Not Waiver.  Any partial payments made by the Borrower or the Guarantor or any other party on behalf of the Borrower or the Guarantor and accepted by the Lender will not constitute a waiver of any default, waiver of demand, or waiver of any other right held by the Lender under the Loan Documents or this Agreement.  Except as otherwise modified or amended by this Agreement, all of the terms of the Loan Documents shall remain in full force and effect and are expressly ratified and confirmed by the Borrower and the Guarantor.

11 No Waiver.  Except as otherwise expressly provided for in this Agreement, nothing in this Agreement shall extend to or affect in any way any of the Obligors' obligations or any of the rights of the Lender and remedies of the Lender arising under the Loan Documents, and the Lender shall not be deemed to have waived any or all of such rights or remedies with respect to any Event of Default or event or condition which, with notice or the lapse of time, or both would become an Event of Default under the Loan Documents and which upon the Obligors' execution and delivery of this Agreement might otherwise exist or which might hereafter occur.

12 Release of the Lender.  By execution of this Agreement, the Borrower and the Guarantor jointly and severally acknowledge and confirm that they do not have any offsets, defenses or claims against the Lender, or any of its officers, agents, directors or employees whether asserted or unasserted.  To the extent that they may have such offsets, defenses or claims, the Borrower and the Guarantor and each of their respective successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, heirs, executors, as applicable, jointly and severally, release and forever discharge the Lender, its subsidiaries, affiliates, officers, directors, employees, agents, attorneys, successors and assigns, both present and former (collectively the "Lender Affiliates") of and from any and all manner of action and actions, cause and causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in law or in equity which against the Lender and/or the Lender Affiliates they ever had, now have or which any of the Borrower’s or the Guarantor’s successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, heirs, executors, as applicable, both present and former ever had or now has, upon or by reason of any manner, cause, causes or thing whatsoever, including, without limitation, any presently existing claim or defense whether or not presently suspected, contemplated or anticipated.

13 Waiver of Requirement of Prejudgment Bond.  In the event of litigation between the Lender and any Obligor in which the Lender seeks injunctive or other equitable relief, each of the Obligors waives any and all rights to require the Lender to provide or furnish a bond or other surety in connection with the issuance of preliminary or permanent injunctive or other equitable relief under Rule 65 of the Federal Rules of Civil Procedure and under any similar rule or provision of the laws or rules of procedure adopted in any jurisdiction wherein the Lender may seek to enforce tis rights.

14 Voluntary Agreement.  The Obligors represent and warrant that they are represented by legal counsel of their choice, are fully aware of the terms contained in this Agreement and have voluntarily and without coercion or duress of any kind, entered into this Agreement and the documents executed in connection with this Agreement.

15 Notices.  Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be deemed to have been given when delivered personally to the party designated to receive such notice or, on the third business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other parties:

To the Lender:	With a copy to the Lender’s counsel:
John P. Bowen, Vice President Santander Bank, N.A. MA1-WCM-0301 446 Main Street Worcester, MA 01608	Bertin C. Emmons, Senior Counsel Santander Bank, N. A. NH1-CBO-0410 125 Main Street Salem, NH 03079

To the Borrower:	To the Guarantor:
Ranor, Inc. 1 Bella Drive Westminster, MA 01473-1058 Attention: Alexander Shen, President	TechPrecision Corporation 3477 Corporate Parkway - Suite 140 Center Valley, PA 18034 Attention: Richard Fitzgerald, CFO

16 Entire Agreement; Binding Affect.  This Agreement constitutes the entire and final agreement among the parties and there are no agreements, understandings, warranties or representations among the parties except as set forth herein.  This Agreement will inure to the benefit and bind the respective heirs, administrators, executors, representatives, successors and permitted assigns of the parties hereto.

17 Severability.  If any clause or provision of this Agreement is determined to be illegal, invalid or unenforceable under any present or future law by the final judgment of a court of competent jurisdiction, the remainder of this Agreement will not be affected thereby.  It is the intention of the parties that if any such provision is held to be invalid, illegal or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible, and that such added provision will be legal, valid and enforceable.

18 Headings.  All headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

19 Governing Law.  This Agreement is executed and delivered in the Commonwealth of Massachusetts and it is the desire and intention of the parties that it be in all respects interpreted according to the laws of the Commonwealth of Massachusetts.  The Obligors specifically and irrevocably consent to the jurisdiction and venue of the federal and state courts of the Commonwealth of Massachusetts with respect to all matters concerning this Agreement or the Loan Documents or the enforcement of any of the foregoing.  The Obligors agree that the execution and performance of this Agreement shall have a Commonwealth of Massachusetts situs and accordingly, the Obligors consent to personal jurisdiction in the Commonwealth of Massachusetts.

20 Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original document, but all of which will constitute a single document.  This document will not be binding on or constitute evidence of a contract between the parties until such time as a counterpart of this document has been executed by each of the parties and a copy thereof delivered to each party under this Agreement.

21 Amendment.  Neither this Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the parties against whom enforcement of the change, waiver, discharge or termination is sought.

22 WAIVER OF JURY TRIAL.  THE OBLIGORS KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE UNDERLYING TRANSACTIONS.  THE OBLIGORS CERTIFY THAT NEITHER THE LENDER NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT IN THE EVENT OF ANY SUCH SUIT, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

23 Restriction on Assignment.  The Obligors may not assign any obligations hereunder or under any related agreement to any person without the prior written consent of the Lender.  The Lender may without notice to or consent of any person, sell, assign, grant a participation in or otherwise dispose of all or any portion of the Note, the Agreement and the related agreements.  In connection therewith, the Lender may disclose to a prospective purchaser, assignee, participant or transferee any information possessed by the Lender relating to the loan and the collateral securing the loan.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK.  THE SIGNATURE PAGE FOLLOWS.]

Witness:	RANOR, INC.
/s/ Danny Khouly	By:	/s/ Alexander Shen Alexander Shen, President
TECHPRECISION CORPORATION
/s/ Danny Khouly	By:	/s/ Richard Fitzgerald Richard Fitzgerald, CFO
SANTANDER BANK, N.A.
/s/ Jan Stone	By:	/s/ John P. Bowen John P. Bowen, Vice President